Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS RECORD SECOND QUARTER

2010 RESULTS OF OPERATIONS AND ANNOUNCES THE SIGNING OF A NEW

$71 MILLION SUPPLY AGREEMENT FOR SIX INCH SUBSTRATES

Franklin Park, Ill – August 5, 2010— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its second quarter ended June 30, 2010 and announced the signing of an agreement with a key LED customer for the supply of six inch polished substrates.

Second Quarter Results and Third Quarter Outlook

Second Quarter 2010 Financial Highlights

•	Revenue rose to $15.8 million, up 37 percent sequentially

•	Gross margin increased to 46 percent, up from 36 percent in the previous quarter

•	Diluted earnings per share of $0.18 as compared to $0.07 in the first quarter 2010

•	Capacity expansion plans on schedule and on budget

Commenting on the results, Raja Parvez, President and CEO said, “We had a very strong quarter reaching historical highs in revenue and earnings. We continued to dramatically increase gross margin and earnings per share in the quarter through increased pricing, improved product mix, and operational efficiency.”

The Company’s revenue increased 37 percent sequentially to $15.8 million in the current quarter driven by strong demand from the LED market. The strong demand enabled the Company to increase pricing on its sapphire substrates by 16 percent on average over prices in the prior quarter.

The Company noted that sales of its six inch polished substrates accounted for a significant portion of the sequential increase in revenue. Mr. Parvez continued, “Revenue from the sale of six inch polished substrates more than doubled sequentially as our customers continue to make progress on their development efforts using six inch substrates.”

Third Quarter 2010 Guidance

Commenting on the outlook for the third quarter, William Weissman, Rubicon’s Chief Financial Officer said “We see an even stronger pricing environment in the third quarter and expect our substrate prices to increase by at least 20 percent on average sequentially. We estimate revenue for the third quarter will increase to approximately $19.5 million. Gross margin should be in the low 50 percent range and we expect diluted earnings per share of approximately $0.28, based on a projected diluted share count of 24.3 million shares.”

Rubicon’s share count increased in June with the successful completion of a follow-on offering which raised approximately $61.5 million in cash for the Company. Mr. Weissman continued, “The proceeds from the offering strengthens our balance sheet and will enable us to continue our rapid expansion.”

Six Inch Supply Agreement

The Company also reported that it entered into an agreement with a major LED chip manufacturer which calls for Rubicon to provide six inch polished substrates from November 2010 through December 2011. The total value of the contract is approximately $71 million.

Mr. Parvez commented, “This contract is very exciting for Rubicon. While we have been supporting several LED customers in their development efforts on six inch substrates, this is the first LED chip manufacturer to move into volume production on this size material. We are proud that our capabilities in large diameter sapphire are helping the LED industry continue to evolve.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on August 5, 2010 to review the highlights of the second quarter 2010 results and the third quarter 2010 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on August 12, 2010, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 42130181. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,”

“estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2010, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2010 (unaudited)	June 30, 2009 (unaudited)
Assets
Cash and cash equivalents	$20,910	$2,993
Restricted cash	506	8
Short-term investments	72,825	44,546
Accounts receivable, net	9,239	2,274
Inventories, net	6,834	7,970
Other current assets	5,013	3,390

Total current assets	115,327	61,181
Property and equipment, net	56,122	38,337
Investments	2,000	2,000

Total assets	$173,449	$101,518

Liabilities and Stockholders’ Equity
Accounts payable	$3,269	$1,316
Accrued and other current liabilities	3,370	791

Total liabilities	6,639	2,107

Stockholders’ equity	166,810	99,411

Total liabilities and stockholders’ equity	$173,449	$101,518

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenue	$15,787	$3,205	$27,303	$5,543
Cost of goods sold	8,562	4,867	15,925	9,813

Gross profit (loss)	7,225	(1,662)	11,378	(4,270)

General and administrative expenses	2,436	1,025	4,577	2,160
Sales and marketing expenses	306	246	563	489
Research and development expenses	234	198	446	350
Loss on disposal of assets	305	—	305	—

Total operating expenses	3,281	1,469	5,891	2,999

Income (loss) from operations	3,944	(3,131)	5,487	(7,269)

Other income (expense):
Interest income (expense) and other, net	30	186	102	456

Income (loss) before income taxes	3,974	(2,945)	5,589	(6,813)
Income tax expense	86	—	126	—

Net income (loss)	$3,888	$(2,945)	$5,463	$(6,813)

Net income (loss) per common share:
Basic	$0.19	($0.15)	$0.27	($0.34)
Diluted	$0.18	($0.15)	$0.25	($0.34)

Weighted average common shares outstanding used in computing net income (loss) per common share:
Basic	20,790,208	20,026,270	20,517,277	20,153,215
Diluted	21,912,520	20,026,270	21,675,190	20,153,215

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net income (loss)	$3,888	($2,945)	$5,463	($6,813)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,392	1,318	2,790	2,614
Other	860	191	1,310	404
Changes in operating assets and liabilities
Accounts receivable, net	(1,928)	(728)	(4,272)	268
Inventories	(199)	124	(237)	(88)
Other current assets	(997)	554	(1,565)	1,536
Accounts payable	1,584	110	1,213	(1,124)
Accrued expenses and other current liabilities	1,020	(165)	1,642	(721)

Net cash provided by (used in) operating activities	5,620	(1,541)	6,344	(3,924)

Cash flows from investing activities
Purchases of property and equipment	(15,835)	(1,089)	(19,692)	(1,614)
Purchases of investments net of proceeds from sales of investments	(43,937)	109	(32,187)	3,478

Net cash (used in) provided by investing activities	(59,772)	(980)	(51,879)	1,864

Cash flows from financing activities
Purchase of treasury stock	—	—	—	(2,577)
Proceeds from issuance of common stock, net of issuance costs	61,789		61,789
Other financing activities	719	2	753	1

Net cash provided by (used in) financing activities	62,508	2	62,542	(2,576)

Net effect of currency translation	49	—	43	—

Net increase (decrease) in cash and cash equivalents	8,405	(2,519)	17,050	(4,636)
Cash and cash equivalents, beginning of period	12,505	5,512	3,860	7,629

Cash and cash equivalents, end of period	$20,910	$2,993	$20,910	$2,993